Exhibit 2.1
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
Dated as of August 27, 2008
Among
RICOH COMPANY, LTD.,
KEYSTONE ACQUISITION, INC.
and
IKON OFFICE SOLUTIONS, INC.

i

ii

iii

     AGREEMENT AND PLAN OF MERGER dated as of August 27, 2008, among RICOH COMPANY, LTD., a Japanese corporation (“Parent”), KEYSTONE ACQUISITION, INC., an Ohio corporation (“Sub”) and a direct or indirect wholly owned subsidiary of Parent, and IKON OFFICE SOLUTIONS, INC., an Ohio corporation (the “Company”).
          WHEREAS Parent, Sub and the Company desire to merge Sub into the Company (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, whereby each issued share of common stock, without par value, of the Company (“Company Common Stock”) not owned by Parent, Sub or the Company shall be converted into the right to receive $17.25 in cash;
          WHEREAS Parent wishes to retain certain Company Employees (as defined herein) following the Closing and to continue to benefit from their services and, accordingly, as a condition to Parent’s willingness to enter into the Merger Agreement, Parent has required that the Company enter into retention agreements with such Company Employees that provide for certain payments and benefits following the Closing and will be void and of no further force or effect in the event that the Closing does not occur; and
          WHEREAS Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
          NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
The Merger
          SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Ohio General Corporation Law (the “OGCL”), Sub shall be merged with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).
          SECTION 1.02. Closing. The closing (the “Closing”) of the Merger shall take place at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York 10019 at 10:00 a.m. on the second business day after the satisfaction (or, to the extent permitted by Law, waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

          SECTION 1.03. Effective Time. Prior to the Closing, the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Ohio, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the OGCL and shall make all other filings or recordings required under the OGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other date, after the date of the filing of the Certificate of Merger, as Parent and Sub and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).
          SECTION 1.04. Effects. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the OGCL, including, without limitation, Section 1701.82 thereof.
          SECTION 1.05. Articles of Incorporation and Code of Regulations. (a) The articles of incorporation of the Surviving Corporation shall be amended at the Effective Time to read in the form of Exhibit A (or such other form as may be required by applicable Law), and, as so amended, such articles of incorporation shall be the articles of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          (b) The code of regulations of Sub as in effect immediately prior to the Effective Time shall be the code of regulations of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.
          SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.
          SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.
ARTICLE II
Effect on the Capital Stock of the
Constituent Corporations; Exchange of Certificates
          SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Sub:
     (a) Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

     (b) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered or deliverable in exchange therefor.
     (c) Conversion of Company Common Stock. (i) Subject to Sections 2.01(b) and 2.01(d), each issued share of Company Common Stock shall be converted into the right to receive $17.25 in cash, without interest.
     (ii) The cash payable upon the conversion of shares of Company Common Stock pursuant to this Section 2.01(c) is referred to as the “Merger Consideration”. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive Merger Consideration upon surrender of such certificate in accordance with Section 2.02, without interest.
     (iii) As provided in Section 2.02(g), the right of any holder of a Certificate to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax laws.
     (d) Dissent Rights. (i) Notwithstanding anything in this Agreement to the contrary, to the extent required by the OGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any shareholder who was a record holder of the Company Common Stock as to which such shareholder seeks relief as of the date fixed for determination of shareholders entitled to notice of the Company Shareholders Meeting, and who files with the Company within 10 days after such vote at the Company Shareholders Meeting a written demand to be paid the fair cash value for such shares of Company Common Stock that have not been voted in favor of the proposal to adopt this Agreement at the Company Shareholders Meeting in accordance with Sections 1701.84 and 1701.85 of the OGCL (“Dissenting Shares”) will not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), unless and until such shareholder fails to demand payment properly or otherwise waives, withdraws or loses such shareholder’s rights as a dissenting shareholder, if any, under the OGCL. If any such shareholder fails to perfect or otherwise waives, withdraws or loses any such rights as a dissenting shareholder, that shareholder’s Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into only the right to receive at the Effective Time the Merger Consideration, without interest. From and after the Effective Time, each shareholder who has asserted rights as a dissenting shareholder as provided in Sections 1701.84 and 1701.85 of the OGCL shall be entitled only to such rights as are granted under those Sections of the OGCL.
     (ii) The Company shall promptly notify Parent of each shareholder who asserts rights as a dissenting shareholder within three business days of receipt of such shareholder’s written demand delivered as provided in Section 1701.85(A)(2) of the OGCL. Prior to the Effective Time the Company shall not, except with the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed, make any payment with respect to, or settle or offer to settle, any rights of a dissenting shareholder asserted under Section 1701.85 of the OGCL.
          SECTION 2.02. Exchange of Certificates. (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration upon surrender of certificates representing Company Common Stock. Parent shall provide, or take all steps necessary to enable and cause the Surviving Corporation to provide, to the Paying Agent immediately following the Effective Time all the cash necessary to pay for the shares of Company Common Stock converted into the right to receive cash pursuant to Section 2.01(c) (such cash being hereinafter referred to as the “Exchange Fund”).
          (b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates (the “Certificates”) that immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 2.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Company Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 2.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Company Common Stock theretofore represented by such Certificate have been converted pursuant to Section 2.01. No interest shall be paid or accrue on the cash payable upon surrender of any Certificate.
          (c) No Further Ownership Rights in Company Common Stock. The Merger Consideration paid in accordance with the terms of this Article II upon conversion of any shares of Company Common Stock shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock; subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates formerly representing shares of Company Common Stock are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.
          (d)Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent for payment of its claim for Merger Consideration.
          (e) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate has not been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity), any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.
          (f) Investment of Exchange Fund. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that any investment of such cash must be limited to direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government. Any interest and other income resulting from such investments shall be paid to Parent.
          (g) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement (including any payments made in respect of the Dissenting Shares) to any holder of shares of Company Common Stock or any holder of Company Stock Options, Company Restricted Stock, Company Performance Unit

Awards, Company RSUs, Company DSUs or Company Stock Equivalents, such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock or any holder of Company Stock Options, Company Restricted Stock, Company Performance Unit Awards, Company RSUs, Company DSUs or Company Stock Equivalents, as the case may be, in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.
          (h) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.
ARTICLE III
Representations and Warranties of the Company
          The Company represents and warrants to Parent and Sub that, except as expressly disclosed in reasonable detail in the reports, schedules, forms, statements and other documents filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) and publicly available after October 1, 2006 and no later than five business days prior to the date of this Agreement (the “Company SEC Documents”) (excluding, in each case, any disclosures in the Company SEC Documents set forth in any risk factor section or in any other section to the extent they are forward looking statements or forward-looking or predictive in nature) or in the applicable section of the letter, dated as of the date of this Agreement, from the Company to Parent and Sub (the “Company Disclosure Letter”):
          SECTION 3.01. Organization, Standing and Power. The Company and each Significant Company Subsidiary (as defined below) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and are not reasonably expected to have a Company Material Adverse Effect. The Company and each Significant Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary or the failure to so qualify has had or is reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Articles of Incorporation of the Company, as amended to the date of this Agreement (as so amended, the “Company Articles”), and the Code of Regulations of the Company, as amended to the date of this Agreement (as so amended, the “Company Code of Regulations”), and the comparable articles and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement. For purposes of this Agreement, a “Significant Company Subsidiary” means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC, and a “Company Subsidiary” means any subsidiary of the Company.
          SECTION 3.02. Significant Company Subsidiaries; Equity Interests. (a) The Company Disclosure Letter lists each Significant Company Subsidiary and its jurisdiction of organization. All the outstanding shares of capital stock of each Significant Company Subsidiary have been duly authorized, validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”).
          (b) Except for its interests in the Company Subsidiaries, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
          SECTION 3.03. Capital Structure. The authorized capital stock of the Company consists of 300,000,000 shares of Company Common Stock and 2,056,856 shares of preferred stock, without par value (“Company Preferred Stock”). At the close of business on July 31, 2008, (i) 93,760,734 shares of Company Common Stock (which does not include any shares of Company Common Stock subject to vesting or other forfeiture conditions or repurchase by the Company (such shares, together with any similar shares granted after the date hereof, the “Company Restricted Stock”)) and no shares of Company Preferred Stock were issued and outstanding, (ii) 55,549,177 shares of Company Common Stock were held by the Company in its treasury, (iii) 18,227,977 shares of Company Common Stock were reserved and available for issuance pursuant to the Company’s 2006 Omnibus Equity Compensation Plan, the 2003 Employee Equity Incentive Plan, the 2003 Non-Employee Directors’ Compensation Plan, the 2000 Executive Incentive Plan, the 2000 Employee Stock Option Plan, the 2000 Non-Employee Directors’ Compensation Plan, the Non-Employee Directors Stock Option Plan, the 1995 Stock Option Plan and the Amended and Restated Long Term Incentive Compensation Plan (the foregoing plans, as may be amended from time to time, collectively, the “Company Stock Plans”), of which (A) 8,108,889 shares of Company Common Stock were subject to outstanding options to acquire shares of Company Common Stock from the Company (such options, together with any similar options granted after the date hereof, the “Company Stock Options”), (B) 1,428,212 shares of Company Common Stock were subject to restricted stock unit awards with respect to shares of Company Common Stock granted by the Company (such restricted stock unit awards, together with any similar restricted stock unit awards granted after the date hereof, the “Company RSUs”), and (C) 340,245 shares of Company Common Stock were subject to deferred stock unit awards with respect to shares of Company Common Stock granted by the Company (such deferred stock unit awards, together with any similar deferred stock unit awards granted after the date hereof, the “Company DSUs”) and (iv) 461,441 stock equivalents with respect to a share of Company Common Stock were outstanding under the Company’s Executive Deferred Compensation Plan, Management Stock Purchase Program, 1994 Deferred Compensation Plan and 1980 Deferred Compensation Plan (such plans, collectively, the “Specified Deferred Compensation Plans”, and such stock equivalents, together with any similar stock equivalents granted after the date hereof, the “Company Stock Equivalents”). Since July 31, 2008, through the date of this Agreement, there have been no issuances of shares of Company Common Stock or Company Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Company or any Company Subsidiary, any securities convertible into, exchangeable or exercisable for or representing the right to subscribe for, purchase or otherwise receive any shares of Company Common Stock or Company Preferred Stock or any other share of capital stock of, or equity or voting interests in, the Company or any Company Subsidiary or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of the Company Common Stock or the value of the Company or any part thereof granted by the Company or any Company Subsidiary, except for (A) the issuance of shares of Company Common Stock in connection with the exercise of Company Stock Options outstanding on July 31, 2008, (B) the issuance of shares of Company Common Stock in settlement of Company RSUs, Company DSUs and Company Stock Equivalents outstanding on July 31, 2008 and (C) the issuance of Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans. Except as set forth above, at the close of business on July 31, 2008, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of Company Common Stock (other than Company Restricted Stock) are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the OGCL, the Company Articles, the Company Code of Regulations or any Contract to which the Company is a party or otherwise bound. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote (“Voting Company Debt”). Except as set forth above, or in the Retirement Savings Program (the “Company 401(k) Plan”) or the Specified Deferred Compensation Plans, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (x) obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any Company Subsidiary or any Voting Company Debt or (y) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary, other than pursuant to the Company Stock Plans, the Company 401(k) Plan or the Specified Deferred Compensation Plans.
          SECTION 3.04. Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, to receipt of the Company Shareholder Approval. The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          (b) The board of directors of the Company (the “Company Board”), at a meeting duly called and held, duly and unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and (iii) resolved to recommend the adoption of this Agreement by the shareholders of the Company.
          (c) Subject to the accuracy of Parent’s and Sub’s representations in Section 4.06(c), the only vote of holders of any class or series of Company securities necessary to approve and adopt this Agreement and the Merger is the affirmative vote at the Company Shareholders Meeting of the holders of a majority of the outstanding Company Common Stock on the record date of the Company Shareholders Meeting (the “Company Shareholder Approval”).
          SECTION 3.05. No Conflicts; Consents, Permits. (a) The execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Articles, the Company Code of Regulations or the comparable articles or organizational documents of any Company Subsidiary, (ii) any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.
          (b) No material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under (A) the OGCL, (B) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (C) Council Regulation (EC) No. 139/2004 of the European Community, as amended (the “EC Merger Regulation”), and (D) the Competition Act (Canada) and the Investment Canada Act of 1985 (Canada) (collectively, the “Canadian Investment Regulations”), (ii) the filing with the SEC of (A) a proxy statement relating to the adoption of this Agreement by the Company’s shareholders (the “Proxy Statement”), and (B) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09 and (vi) such other items (A) required solely by reason of the participation of Parent (as opposed to any other third party) in the Merger or (B) that, individually or in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect.
          (c) To the knowledge of the Company, except for matters that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect: (i) the Company and each of the Company Subsidiaries have all permits, authorizations, approvals, licenses and franchises from Governmental Entities required for the Company and the Company Subsidiaries to conduct their respective businesses as now being conducted (the “Company Permits”), (ii) all of the Company Permits are valid and in full force and effect, (iii) the Company and each of the Company Subsidiaries are in compliance with the terms of the Company Permits and (iv) since January 1, 2005, neither the Company nor any of the Company Subsidiaries has received any notification from any Governmental Entity threatening to suspend, cancel or revoke any Company Permit.
          SECTION 3.06. SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since October 1, 2006, pursuant to Sections 13(a) and 15(d) of the Exchange Act.
          (b) As of its respective date, each Company SEC Document complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding unresolved issues with respect to the Company or the Company SEC Documents noted in comment letters or other correspondence received by the Company or its attorneys from the SEC.  None of the Company Subsidiaries are required to file any form, report or other document with the SEC. The consolidated financial statements of the Company (including, in each case, any related notes and schedules) included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).
          (c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and other rules and regulations of the New York Stock Exchange.
          (d) The Company has disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. To the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the chief executive officer and the chief financial officer of the Company to material information required to be included in the Company’s periodic reports required under the Exchange Act.
          (e) The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
          (f) As of the date hereof, to the Company’s knowledge, since October 1, 2006, the Company has not identified any material control deficiencies. To the Company’s knowledge, its auditors and its chief executive officer and chief financial officer will be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.
          (g) As of the date of this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and that, individually or in the aggregate, is reasonably expected to have a Company Material Adverse Effect.
          SECTION 3.07. Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.
          SECTION 3.08. Absence of Certain Changes or Events. From September 30, 2007, to the date of this Agreement, the Company has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:
     (i) any circumstance, state of facts, occurrence, event, change, effect or development that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect;
     (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

     (iii) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;
     (iv) except in the ordinary course of business consistent with prior practice or as was required under employment agreements included in or described in the Company SEC Documents or the Company Disclosure Letter, (A) any granting by the Company or any Company Subsidiary to any director or executive officer of the Company of any increase in compensation, (B) any granting by the Company or any Company Subsidiary to any such director or executive officer of any increase in severance or termination pay, or (C) any entry by the Company or any Company Subsidiary into any employment, severance or termination agreement with any such director or executive officer;
     (v) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP; or
     (vi) any material elections with respect to Taxes by the Company or any Company Subsidiary or settlement or compromise by the Company or any Company Subsidiary of any material Tax liability or refund.
          SECTION 3.09. Taxes. (a) Each of the Company and each Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and could not reasonably be expected to have a Company Material Adverse Effect. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and are not reasonably expected to have a Company Material Adverse Effect.
          (b) The most recent financial statements contained in the Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and are not reasonably expected to have a Company Material Adverse Effect.

          (c) The Federal income Tax Returns of the Company and each Company Subsidiary consolidated in such Tax Returns have been examined by and settled with the United States Internal Revenue Service, or have closed by virtue of the expiration of the relevant statute of limitations, for all years through September 30, 2006. All material assessments for Taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.
          (d) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is bound by any agreement with respect to Taxes.
          (e) For purposes of this Agreement:
          “Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.
          “Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.
          SECTION 3.10. Labor Relations. Neither the Company nor any of the Company Subsidiaries is a party to any collective bargaining agreement, other than any such agreement with a works council or other employee organization that is applicable on a nationwide or industry wide basis, and, in the last three years up to and including the date hereof there have not been, to the knowledge of the Company, any union organizing activities concerning any employees of the Company or any of the Company Subsidiaries that have had, or are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. In the last three years up to and including the date hereof, there have been no labor strikes, slowdowns, work stoppages, labor disputes or lockouts pending or, to the knowledge of the Company, threatened in writing, against the Company or any of the Company Subsidiaries that have had, or are reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          SECTION 3.11. Employee Benefits. (a) The Company Disclosure Letter contains a list, as of the date hereof, of all material “employee pension benefit plans” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) (“Company Pension Plans”), material “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Benefit Plans and material Company Benefit Agreements. Each material Company Benefit Plan has been administered in compliance with its terms and applicable Law (including ERISA and the Internal Revenue Code of 1986, as amended (the “Code”)), other than instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of (i) each material Company Benefit Plan (or, in the case of any unwritten Company Benefit Plan, a description thereof) and each material Company Benefit Agreement, in each case, other than any such Company Benefit Plan or Company Benefit Agreement that the Company or any Company Subsidiary is prohibited from making available to Parent as a result of any non-United States applicable Laws relating to the safeguarding of data privacy, (ii) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each such Company Benefit Plan (if any such report was required), (iii) each trust agreement and group annuity contract relating to each such applicable Company Benefit Plan, and (iv) with respect to each such applicable Company Benefit Plan, the most recent actuarial report and financial statements (if any) that are required to be prepared pursuant to applicable Law.
          (b) All Company Pension Plans intended to be tax-qualified for United States Federal income tax purposes have been the subject of determination letters from the Internal Revenue Service to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would reasonably be expected to adversely affect its qualification. Each material Company Pension Plan required by applicable Law to be approved by any foreign Governmental Entity (or permitted to be so approved to obtain beneficial tax status) has been so approved, no such approval has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent approval or application therefor in any respect that would reasonably be expected to adversely affect its approved status.
          (c) No material Company Benefit Plan provides health benefits (whether or not insured) with respect to employees or former employees (or any of their beneficiaries) of the Company or any of its Subsidiaries after retirement or other termination of service (other than coverage or benefits (A) required to be provided under Part 6 of Title I of ERISA or any other similar applicable Law or (B) the full cost of which is borne by the employee or former employee (or any of their beneficiaries)).
          (d) None of the Company Benefit Plans is, and, during the six-year period preceding the date of this Agreement, neither the Company nor any Company Subsidiary has sponsored or maintained any plan that is, subject to Section 302 or Title IV of ERISA or Section 412 of the Code. None of the Company, any of the Company Subsidiaries or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (each such person or entity, an “ERISA Affiliate”) participates in, is required to contribute to, or has, during the six-year period preceding the date of this Agreement, incurred or reasonably expects to incur any material liability in connection with any Multiemployer Plan.
          (e) With respect to each applicable Company Benefit Plan, (i) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any such Company Benefit Plan or fiduciary thereto or against the assets of any such Company Benefit Plan; (ii) there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by any Governmental Entity with respect to any Company Benefit Plan; and (iii) there has been no breach by the Company or any Company Subsidiary of fiduciary duty with respect to any Company Benefit Plan (including violations under Part 4 of Title I of ERISA), that, in the case of each of the foregoing clauses (i) through (iii), has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (f) With respect to each Company Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, during the six-year period preceding the date of this Agreement: (i) no “accumulated funding deficiency,” if applicable, within the meaning of ERISA Section 302 or Code Section 412 has been incurred, whether or not waived; (ii) none of the Company, any of the Company Subsidiaries or any ERISA Affiliate has any liability for any Lien imposed under ERISA Section 302(f) or Code Section 412(n); (iii) the Pension Benefit Guaranty Corporation (“PBGC”) has not instituted proceedings or, to the knowledge of the Company, threatened to institute proceedings to terminate any such Company Pension Plan; and (iv) to the knowledge of the Company, no other event or condition has occurred that could reasonably be expected to constitute grounds under ERISA Section 4042 for the termination of, or the appointment of a trustee to administer, any such Company Pension Plan. During the six-year period preceding the date of this Agreement, none of the Company, any of the Company Subsidiaries or any ERISA Affiliate has incurred, nor, to the knowledge of the Company, are they reasonably expect to incur, any liability to the PBGC with respect to any transaction described in ERISA Section 4069.
          (g) There is no Company Benefit Plan or Company Benefit Agreement pursuant to which the Company or any Company Subsidiary is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.  No Company Benefit Plan provides for any material increase in benefits or accelerated vesting of benefits upon the occurrence of any of the transactions contemplated by this Agreement, and the value of benefits under any Company Benefit Plan will not be calculated on the basis of any of the transactions contemplated by this Agreement.
          (h) The term “Company Benefit Plan” means each Company Pension Plan, “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and bonus, pension, superannuation, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, program or arrangement that is sponsored, maintained, or contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary would reasonably be expected to incur any liability, in each case, for the benefit of any current or former employee, officer or director of the Company or any Company Subsidiary, regardless of whether such employee, officer or director performs services for the Company or any Company Subsidiary within or outside the United States, or the dependent of any of them, other than (i) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA)) (a “Multiemployer Plan”), (ii) any plan, program or arrangement mandated by applicable Law or (iii) any Company Benefit Agreement. The term “Company Benefit Agreement” means each individual employment, severance or termination agreement between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, other than (x) any agreement mandated by applicable Law or (y) any Company Benefit Plan.
          SECTION 3.12. Litigation. As of the date of this Agreement, there is no claim, investigation, arbitration, suit, action or proceeding (“Legal Proceedings”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary that, individually or in the aggregate, has had or is reasonably expected to have a Company Material Adverse Effect, nor is there any Judgment outstanding against the Company or any Company Subsidiary that has had or is reasonably expected to have a Company Material Adverse Effect. This Section 3.12 does not relate to labor relations matters, benefits matters, intellectual property matters, and environmental matters, which are the subject of, respectively, Sections 3.10, 3.11, 3.15 and 3.18.
          SECTION 3.13. Compliance with Applicable Laws. The Company and the Company Subsidiaries are in compliance with all applicable Laws, including those relating to employment and employment practices; classification of, and payment to, persons classified by the Company and the Company Subsidiaries as independent contractors, and occupational health and safety, except for instances of noncompliance that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect. This Section 3.13 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, and this Section 3.13 does not relate to labor relations matters, benefits matters, intellectual property matters, and environmental matters, which are the subject of, respectively, Sections 3.10, 3.11, 3.15 and 3.18.
          SECTION 3.14. Material Contracts.
          (a) Section 3.14(a) of the Company Disclosure Letter includes a complete list, as of the date of this Agreement, of each Contract (collectively, the “Company Contracts”), to which the Company or any Company Subsidiary is a party or by which it is bound (other than any Company Contract filed as an exhibit, or incorporated by reference as an exhibit, to the Company SEC Documents) and that is:
     (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);
     (ii) a written Contract, other than any award agreement that is issued pursuant to a Company Stock Plan, that is a Company Benefit Agreement with any employee of the Company or any of the Company Subsidiaries pursuant to which such employee (A) has any rights with respect to a change of control or potential change of control of the Company or of any Company Subsidiary or (B) is entitled to an annual base salary from the Company or any Company Subsidiary that exceeds $300,000, other than those that are terminable by the Company or any of the Company Subsidiaries on no more than thirty days’ notice without material liability or financial obligation to the Company or any of the Company Subsidiaries;
     (iii) material to the Company and the Company Subsidiaries, taken as a whole, and that grants a right of first refusal or first offer or similar right or which limits the ability of the Company or any of the Company Subsidiaries to compete or engage in any line of business or to solicit clients, in any geographic area or with any person, or pursuant to which any benefit or right is required to be given or lost, or any penalty or detriment is incurred, as a result of so competing, engaging or soliciting;
     (iv) material to the Company and the Company Subsidiaries, taken as a whole, and that contains “most favored nation” pricing or terms that applies to the Company or any of the Company Subsidiaries that relates to any Contract that involves more than $500,000 in annual revenue or cost to the Company or the Company Subsidiaries;
     (v) with GE Capital Corporation, GE Capital Information Technology Solutions, Inc. or their respective affiliates or predecessors (“GE”) pursuant to which GE provides the North American customer financing program for the Company (including all written supplements, waivers, amendments and modifications thereto);
     (vi) with or to a labor union, works council or guild (including any collective bargaining agreement), other than any such Contract that is applicable on a nationwide or industry wide basis;
     (vii) a Contract between the Company or any Company Subsidiary, on the one hand, and either Canon Inc. or Konica Minolta Holdings Inc. (or any of their respective subsidiaries and/or affiliates), on the other hand, that is material to the conduct of the Company’s sales activities taken as a whole (each such Contract, a “Major Supplier Contract”);
     (viii) an indenture, mortgage, promissory note, loan agreement, bond, guarantee of borrowed money, letter of credit or other agreement or instrument representing indebtedness for borrowed money in excess of $10,000,000 or providing for the creation of any encumbrance upon any of the material assets of the Company or its subsidiaries;
     (ix) a written Contract with any officer, director or affiliate of the Company or of any Significant Company Subsidiary other than employment, severance or consulting agreements;

     (x) a stock purchase, asset purchase or other acquisition agreement entered into since August 1, 2006, for any entity or any business or line of business, and that requires, or required, the payment of consideration by the Company or any Company Subsidiary of more than $5,000,000; or
     (xi) with any Governmental Entity, other than those Contracts for the sale of goods or services in the ordinary course of business.
          (b) The Company has previously made available to Parent complete and accurate copies of each Company Contract. As of the date of this Agreement, to the knowledge of the Company, all of the Company Contracts are valid, binding and in full force and effect, except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect is not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of the Company Subsidiaries or other parties thereto have violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except in each case for those violations and defaults which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries and, to the knowledge of the Company, no other party thereto, is in material default under any Major Supplier Contract.
          SECTION 3.15. Intellectual Property. The Company owns or has the valid right or license or otherwise has the right to use all IP Rights which are material to the conduct of the business of the Company taken as a whole, including all material Software, free and clear of all Liens other than existing licenses and other agreements entered into in the ordinary course of business with respect to such IP Rights. To the knowledge of the Company, the use, development, marketing, license, sale, provision or furnishing of any product or service which is material to the conduct of the business of the Company taken as a whole, currently developed, marketed, licensed, utilized, sold, provided or furnished by the Company, does not violate any license or agreement between the Company and any third party or infringe or misappropriate any IP Rights of any other party, except in each case for such violations, infringements or misappropriations which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. For purposes of this Agreement (i) “IP Rights” means (A) all worldwide intellectual property rights, including patents, patent applications, patent disclosures and related patent rights, trademarks, trademark registrations and applications therefore (including all marks incorporating references to “IKON” and “IKON Office Solutions”), trade dress rights, trade names, service marks, service mark registrations and applications therefor, Internet domain names, copyrights, copyright registrations and applications therefor, trade secrets, know-how, and other proprietary information, databases and data collections and all rights therein throughout the world, and (B) all rights to sue or make any claims for any infringement, misappropriation or unauthorized use of any of the foregoing rights, and (ii) “Software” means all past and current versions, and any developments in progress, of all of the software material to the conduct of the Company’s business, excluding software that is non-proprietary or readily available for licensing from a software vendor.
          SECTION 3.16. Owned and Leased Real Properties. (a) The Company Disclosure Letter sets forth a complete and accurate list as of the date of this Agreement of: (i) the addresses of all real property owned by the Company or any Subsidiary material to the conduct of the business of the Company as a whole (the “Real Estate”); (ii) all loans secured by mortgages encumbering the Real Estate; and (iii) all real property leased, subleased or licensed by the Company or any of the Company Subsidiaries material to the conduct of the business of the Company taken as a whole (collectively “Company Leased Real Property”). The Company and/or the Company Subsidiaries have good and valid title in fee simple to all the Real Estate, free and clear of all Liens of any nature whatsoever, except for Liens which do not, individually or in the aggregate, have or are not reasonably expected to have a Company Material Adverse Effect.
          (b) The current use of all land, buildings, structures and improvements on the Real Estate and Company Leased Real Property complies with the requirements of all applicable building, zoning, subdivision, health, safety and other land use statutes, laws, codes, ordinances, rules, orders and regulations (collectively, “Governmental Regulations”), in the jurisdiction in which such Real Estate or Company Leased Real Property is located, except where noncompliance does not, individually or in the aggregate, have or is not reasonably expected to have a Company Material Adverse Effect.
          SECTION 3.17. Transactions with Affiliates. No director or officer of the Company or any of the Company Subsidiaries, nor, to the knowledge of the Company, any Affiliate of such directors or officers, has any material interest in any material property (real or personal, tangible or intangible) used in the business of the Company or any of the Company Subsidiaries.
          SECTION 3.18. Environmental Matters. (a) With respect to the Company’s business, as currently conducted, except as would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and all Company Subsidiaries have at all times been and are in full compliance with all applicable Environmental Laws; (ii) to the knowledge of the Company, none of the properties currently owned, leased or operated by the Company or the Company Subsidiaries (including soils and surface and ground waters) are contaminated with any Hazardous Substance to an extent that requires the Company or any Company Subsidiary to take responsive remedial action pursuant to Environmental Laws; (iii) since August 1, 2003, neither the Company nor any Company Subsidiary has received any written notice of liability for any contamination by Hazardous Substances generated, transported, stored, treated or disposed by the Company or any Company Subsidiary; (iv) there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary alleging that the Company or any Company Subsidiary is liable for any damages, remediation, or penalties by any person or Government Entity arising out of or relating to any failure to comply with any Environmental Law or exposure of any person to Hazardous Substances; (v) the

Company has made available to Parent complete and correct copies of all material Phase I environmental site assessments conducted since August 1, 2003, and in the Company’s possession regarding the presence or alleged presence of Hazardous Substances at, on, or affecting any property currently or formerly owned or operated by the Company or any Company Subsidiary.
          (b) With respect to environmental liabilities relating to the Company’s business as conducted prior to January 1, 1998, all accruals with respect to such environmental liabilities reflected in the financial statements included in the Company SEC Documents are based on the Company’s best estimate of the funds required to satisfy such environmental liabilities.
          (c) For purposes of this Agreement: (i) “Environmental Laws” means any United States federal, state, local or non-United States laws relating to (A) pollution or protection of the indoor or outdoor environment, human health as it relates to exposure to Hazardous Substances, or natural resources; (B) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; or (C) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, and (ii) “Hazardous Substances” means (A) any substance, material or waste regulated as a hazardous or toxic substance, material or waste by any Government Entity pursuant to any Environmental Law; (B) petroleum and petroleum products, including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; and (D) polychlorinated biphenyls, asbestos and radon.
          SECTION 3.19. Takeover Statutes. The Company Board, at a meeting duly called and held, has approved to the extent necessary, for purposes of Chapter 1704 of the Ohio Revised Code, the Merger and the acquisition by Parent of the common shares of the Surviving Corporation pursuant to the Merger. Assuming the accuracy of the representations and warranties contained in Section 4.06, as of the date of this Agreement no “fair price”, “business combination”, “moratorium”, “control share acquisition” or other anti-takeover statute or similar statute or regulation enacted by any state will prohibit or impair the consummation of the Merger or the other transactions contemplated by this Agreement.
          SECTION 3.20. Brokers. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co. (“Goldman Sachs”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission from the Company in connection with the Merger.
          SECTION 3.21. Opinion of Financial Advisor. The Company has received the opinion of Goldman Sachs, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the holders of Company Common Stock is fair from a financial point of view to such holders, a signed copy of which opinion shall be provided by the Company to Parent.

ARTICLE IV
Representations and Warranties of Parent and Sub
          Parent and Sub, jointly and severally, represent and warrant to the Company that:
          SECTION 4.01. Organization, Standing and Power. Each of Parent and Sub is duly organized, validly existing and, in the case of Sub, in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease, operate or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, have not had and is not reasonably expected to have a Parent Material Adverse Effect.
          SECTION 4.02. Sub. (a) Since the date of its incorporation, Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.
          (b) The authorized capital stock of Sub consists of 1500 shares of common stock, without par value, all of which have been duly authorized, validly issued, are fully paid and nonassessable and are indirectly owned by Parent free and clear of any Lien.
          SECTION 4.03. Authority; Execution and Delivery; Enforceability. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger. The execution and delivery by each of Parent and Sub of this Agreement and the consummation by it of the Merger have been duly authorized by all necessary corporate action on the part of Parent and Sub. Parent, as sole shareholder of Sub, has adopted this Agreement in accordance with the applicable provisions of the OGCL. Each of Parent and Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.
          SECTION 4.04. No Conflicts; Consents. (a) The execution and delivery by each of Parent and Sub of this Agreement, do not, and the consummation of the Merger and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the charter or organizational documents of Parent or any of its subsidiaries, (ii) any Contract to which Parent or any of its subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.04(b), any Judgment or Law applicable to Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.
          (b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger, other than (i) compliance with and filings under the HSR Act, the EC Merger Regulation and the Canadian Investment Regulations, (ii) the filing with the SEC of such reports under the Exchange Act, as may be required in connection with this Agreement and the Merger, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Ohio, (iv) compliance with and such filings as may be required under applicable environmental Laws, (v) such filings as may be required in connection with the taxes described in Section 6.09, (vi) filings under any applicable state takeover Law and (vii) such other items as are set forth in the letter, dated as of the date of this Agreement, from Parent to the Company (the “Parent Disclosure Letter”) or the absence of which, individually or in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect.
          SECTION 4.05. Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the Company’s shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          SECTION 4.06. Ownership of Company Common Stock. (a) Neither Parent, Sub nor any of their subsidiaries beneficially owns, directly or indirectly, any Company Common Stock or other securities convertible into, exchangeable into or exercisable for Company Common Stock, or is party to any derivative contract or other arrangement which is based upon or otherwise relating to the market price of Company Common Stock.
          (b) There are no voting trusts or other agreements, arrangements or understandings to which Parent, Sub, or any of their subsidiaries is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary; nor are there any agreements, arrangements or understandings to which Parent, Sub, or any of their subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any Company Subsidiary.
          (c) Neither Parent nor Sub has beneficially owned during the immediately preceding three years a sufficient number of shares of Company Common Stock that would make it an “interested shareholder” (as such term is defined in Section 1704.01(c)(8) of the Ohio Revised Code) of the Company.

          SECTION 4.07. Brokers. No broker, investment banker, financial advisor or other person, other than Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.
          SECTION 4.08. Financing. Parent and Sub collectively have funds available sufficient to consummate the Merger on the terms contemplated by this Agreement, and, at the Effective Time, Parent and Sub will have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Merger and to perform their respective obligations under this Agreement.
ARTICLE V
Covenants Relating to Conduct of Business
          SECTION 5.01. Conduct of Business. (a) Conduct of Business by the Company. Except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise expressly contemplated by this Agreement, from the date of this Agreement to the Effective Time the Company shall, and shall cause each Company Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and keep its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 5.01 of the Company Disclosure Letter or otherwise contemplated by this Agreement, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:
     (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than (1) dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent and (2) regular quarterly cash dividends with respect to the Company Common Stock, not in excess of $0.04 per share, with usual declaration, record and payment dates and in accordance with the Company’s past dividend policy, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any Company Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, other than (1) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options, pursuant to a net or cashless exercise or tender of shares of Company Common Stock previously owned by such holders, (2) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (3) the acquisition by the Company of Company Stock Options, Company RSUs, Company DSUs and shares of Company Restricted Stock in connection with the forfeiture of such awards, (4) the acquisition by the trustee of the Company 401(k) Plan of shares of Company Common Stock in order to satisfy participant investment elections under the Company 401(k) Plan, (5) the acquisition of Company DSUs and Company Stock Equivalents in connection with the settlement of these awards following termination of the holder’s employment or Board service and (6) the extinguishment of rights pursuant to Company Stock Equivalents in connection with the change in a participant’s investment election under a Specified Deferred Compensation Plan;
     (ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any Voting Company Debt or other voting securities, (C) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, Voting Company Debt, voting securities or convertible or exchangeable securities or (D) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than (1) upon the exercise of Company Stock Options and settlement of Company RSUs, Company DSUs and Company Stock Equivalents outstanding on the date of this Agreement, in each case in accordance with their present terms, (2) as required pursuant to any Company Benefit Plan or Company Benefit Agreement as in effect on the date of this Agreement, (3) the issuance of Company Stock Equivalents pursuant to the Specified Deferred Compensation Plans and the issuance of Company Common Stock upon settlement of such Company Stock Equivalents, (4) the issuance of up to an additional 50,000 Company Stock Options and 50,000 Company RSUs or Company DSUs pursuant to the Company Stock Plans and the issuance of Company Common Stock upon the exercise of such Company Stock Options and the settlement of such Company RSUs and Company DSUs, (5) as required to avoid any constructive termination without cause, constructive discharge, constructive dismissal, good reason, or other grounds for termination under any agreement between the Company or any Company Subsidiary and any of their respective employees and (6) the issuance of Company DSUs in connection with the payment of dividends on shares of Company Common Stock;
     (iii) amend its certificate of incorporation, code of regulations, by-laws or other comparable charter or organizational documents;

     (iv) acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;
     (v) (A) grant to any officer or director of the Company any increase in compensation, (B) grant to any employee, officer or director of the Company or any Company Subsidiary any increase in severance or termination pay, (C) enter into any employment, severance or termination agreement with any such employee, officer or director, (D) establish, adopt, enter into or amend any collective bargaining agreement or Company Benefit Plan, (E) take any action to accelerate any rights, vesting or benefits, or make any material determinations under any collective bargaining agreement or Company Benefit Plan or (F) take or agree to take any action to fund, or in any other way secure the payment of compensation or benefits under, any Company Benefit Plan, or make any material change to any Company Benefit Agreement, except, in the case of the foregoing clauses (A), (B), (C), (D), (E) and (F), (1) in the ordinary course of business consistent with past practice, (2) as required pursuant to the terms of any Company Benefit Plan or Company Benefit Agreement or other agreement as in effect on the date of this Agreement, (3) as otherwise expressly permitted by this Agreement, (4) for amendments to Company Benefits Plans and Company Benefit Agreements to address Section 409A of the Code (including amendments to allow certain payments and benefits to qualify for an exemption from Section 409A of the Code), or (5) as required to comply with, or avoid a breach of, the Company’s obligations pursuant to Section 5.01(a)(vi); and provided that the foregoing clauses (A), (B) and (C) shall not restrict the Company or any of the Company Subsidiaries from entering into or making available to newly hired employees or to employees, in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business, plans, agreements, benefits and compensation arrangements (including incentive grants) consistent with the compensation and benefits available to newly hired or promoted employees in similar positions;
     (vi) having received notice from any “Level 1” or “Level 2” executive officer of circumstances that, if left uncured, would entitle such executive officer to terminate employment with the Company under circumstances that would constitute “constructive termination without cause,” “constructive discharge,” “constructive dismissal,” or “good reason,” (with such terms as defined in the relevant Company Benefit Agreement), fail to take such actions as are reasonably necessary to cure such circumstances within the time periods provided for cure by the Company;

     (vii) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in Law or GAAP;
     (viii) sell, lease (as lessor), license or otherwise dispose of, or subject to any Lien any properties or assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole, except sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;
     (ix) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue, amend or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any similar arrangement, except for short-term borrowings incurred in the ordinary course of business consistent with past practice or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to or in the Company or any wholly-owned Company Subsidiary, in any case specified in clause (A) or (B) in excess of $500,000;
     (x) make or agree to make any new capital expenditure or expenditures that, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,500,000;
     (xi) except in the ordinary course of business consistent in all respects with past practice, make or change any material Tax election or settle or compromise any material Tax liability or refund;
     (xii) amend, modify, accelerate or prematurely terminate any Company Contract or, except in the ordinary course of business, enter into any new arrangements, agreements, understandings or Contracts that would be “Company Contracts” if the same were in effect on the date of this Agreement;
     (xiii) settle or compromise any Legal Proceeding or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any Legal Proceeding;
     (xiv) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any Company Subsidiary; or
     (xv) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) Other Actions. The Company and Parent shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that is reasonably expected to, result in (i) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality becoming untrue, (ii) any of such representations and warranties that is not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 5.02, any condition to the Merger set forth in Article VII not being satisfied.
          (c) Advice of Changes. The Company shall promptly advise Parent orally and in writing of any change or event that has or is reasonably expected to have a Company Material Adverse Effect.
          SECTION 5.02. No Solicitation. (a) From the date of this Agreement until the earlier of the Effective Time and the date this Agreement is terminated, the Company shall not, nor shall it authorize or permit any Company Subsidiary to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative (collectively, “Representatives”) of, the Company or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate, encourage, approve or invite the submission, making or announcement of any Company Takeover Proposal or any inquiry relating to or that may reasonably be expected to lead to any Company Takeover Proposal, (ii) enter into any agreement with respect to any Company Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate, any inquiries or the making or announcement of any offer or proposal that constitutes, or may reasonably be expected to lead to, any Company Takeover Proposal or any related inquiry. Notwithstanding the immediately preceding sentence, prior to the date of the Company Shareholders Meeting, the Company and its Representatives may, in response to a Company Takeover Proposal that (i) was made after the date hereof, (ii) was not solicited by the Company or any Company Subsidiary or any of their respective Representatives and did not otherwise arise or result from (and the making of which did not constitute) a breach by the Company or any other person of this Section 5.02 and (iii) the Company Board has determined in good faith, after consultation with its independent financial advisor, is, or is reasonably likely to lead to, a Superior Company Proposal, and subject to compliance with Section 5.02(d), (x) furnish information with respect to the Company to the person making such Company Takeover Proposal and its Representatives pursuant to an Acceptable Confidentiality Agreement, provided, however, that the Company shall concurrently provide to Parent any information provided to any such person if such information has not previously been provided to Parent, and (y) participate in discussions or negotiations (including solicitation of a revised Company Takeover Proposal) with such person and its Representatives regarding any Company Takeover Proposal; provided, however, that (A) the Company shall give Parent advance notice before first taking any action pursuant to clauses (x) and (y) with respect to such person and (B) the Company and its Representatives shall not take any of the actions described in the foregoing clauses (x) and (y) except to the extent the Company Board shall have determined, in good faith, after consultation with outside counsel, that taking such action with respect to such Company Takeover Proposal is necessary to avoid breaching its fiduciary obligations.

Notwithstanding anything to the contrary in this Section 5.02(a), the Company and its Representatives may, in response to any Company Takeover Proposal or other inquiry by any third party, inform such third party of this Section 5.02(a) and, if applicable, advise such third party that the Company may not respond to such Company Takeover Proposal or other inquiry because of this Section 5.02(a).
          (b) From the date of this Agreement until the earlier of the Effective Time and the date this Agreement is terminated, the Company shall cause each Company Confidentiality Agreement to be enforced to the maximum extent and shall not, and shall not authorize or permit any Representative of the Company or any Company Subsidiary to, (i) release or permit the release of any person from, or waive or permit the waiver of, any provision of any Company Confidentiality Agreement, or (ii) approve or invite any proposal for which an approval or invitation of the Company is required under the terms of a Company Confidentiality Agreement, except that the Company shall not be required to comply with clause (i) of this sentence in any instance to the extent that the Company Board determines in good faith, after consultation with outside counsel, that such compliance would breach its fiduciary obligations. The Company also shall promptly (and in any event within three business days of the date hereof) request each person that has executed a Company Confidentiality Agreement since January 1, 2008, in connection with the consideration of a possible Company Takeover Proposal, or a possible equity investment in or other strategic transaction with, the Company or any Company Subsidiary, return to the Company, or alternatively to destroy and certify to the Company the destruction of, all confidential information heretofore furnished to such person by or on behalf of the Company or any Company Subsidiary. The Company represents that each Company Confidentiality Agreement that it has executed since January 1, 2008, remains in effect in accordance with its terms and that it has not agreed to terminate or waive any term or provision thereof.
          (c) Neither the Company Board nor any committee thereof shall (i) withdraw or modify in a manner adverse to Parent or Sub, or propose publicly to withdraw or modify in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, (ii) approve or enter into any letter of intent, agreement in principle, acquisition agreement or similar agreement relating to any Company Takeover Proposal or (iii) approve or recommend, or propose publicly to approve or recommend, any Company Takeover Proposal. Notwithstanding the foregoing, if (x) the Company has complied with the provisions of this Section 5.02 and (y) prior to the date of the Company Shareholders Meeting, the Company Board receives a Company Takeover Proposal that has not been withdrawn and determines, in good faith, after consultation with its independent financial advisor, that such Company Takeover Proposal constitutes a Superior Company Proposal and as a result thereof, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary obligations, then the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal; provided, however, that no such withdrawal, modification, approval or recommendation shall be made unless (A) at least six business days have passed following Parent’s receipt of written notice (or four business days in the case of an amendment or modification to a Superior Company Proposal previously provided to Parent) from the Company that the Company Board intends to take such action because of such Superior Company Proposal and copies of all documentation with respect to such Superior Company Proposal (including a copy of the definitive agreement providing for such Superior Company Proposal), or any amendment or modification thereto, (B) during such six-business day period (or four-business period, in the case of an amendment or modification to a Superior Company Proposal) the Company has made itself and its Representatives available to Parent to negotiate and discuss potential amendments to this Agreement as would enable the Company Board to proceed with its recommendation of this Agreement and the Merger and (C) at the end of such period, and taking into account any revised proposal made by Parent during such period, such Superior Company Proposal remains a Superior Company Proposal and the Company Board has again made the determination, in good faith, after consultation with outside counsel, that as a result of the receipt of such Superior Company Proposal it is necessary to do so in order to avoid breaching its fiduciary obligations, then the Company Board may withdraw or modify its approval or recommendation of the Merger and this Agreement and, in connection therewith, approve or recommend such Superior Company Proposal.
          (d) The Company promptly (and in any event within 24 hours) shall advise Parent orally and in writing of any Company Takeover Proposal or any inquiry with respect to or that is reasonably expected to lead to any Company Takeover Proposal and the identity of the person making any such Company Takeover Proposal or inquiry. The Company shall keep Parent fully informed on a current basis of the status of any such Company Takeover Proposal or inquiry (including by providing copies of all written requests, proposals or offers received, any written agreements entered into, and any written revisions or amendments to any of the foregoing; provided, however, that the Company shall not be required to provide such copies to Parent in any instance to the extent that the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to avoid breaching its fiduciary obligations). The Company shall provide Parent at least two business days’ prior notice of any meeting of the Company Board at which the Company Board considers any Company Takeover Proposal or any amendment or modification thereto, including any consideration of whether such Company Takeover Proposal or any amendment or modification or amendment thereto is, or is reasonably likely to lead to, a Superior Company Proposal.
          (e) Nothing contained in this Section 5.02 shall prohibit the Company from making any required disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure so to disclose would result in a breach of its obligations under applicable Law. Any action taken by the Company or the Company Board in accordance with this Section 5.02(e) shall not be deemed to be a modification of the Company Board’s approval or recommendation of the Merger and this Agreement.
          (f) For purposes of this Agreement:
          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate (including any standstill or similar provisions) to the Company than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement need not prohibit the making of a Company Takeover Proposal.
          “Company Confidentiality Agreement” means any confidentiality, non-solicitation, no-hire, standstill or similar agreement, entered into in contemplation of potential Company Takeover Proposal, to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has rights (other than the Confidentiality Agreement).
          “Company Takeover Proposal” means any direct or indirect proposal or offer made by a third party (i) for a merger, joint venture, partnership, consolidation, dissolution, tender offer, recapitalization or other business combination, a liquidation or dissolution, or any other similar transaction involving the Company or any of its subsidiaries, (ii) for the issuance by the Company or any of its subsidiaries of over 15% of its equity securities or (iii) to acquire in any manner, or to lease, license or encumber, beneficial ownership of over 15% of the equity securities or consolidated total assets of the Company or any of its subsidiaries, in each case in one or a series of related transactions and in each case other than the Merger.
          “Superior Company Proposal” means any bona fide, unsolicited Company Takeover Proposal to acquire all of the equity securities or all or substantially all of the assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation, a liquidation or dissolution, a recapitalization, a sale of assets or otherwise, (i) on terms which the Company Board determines in good faith to be more favorable to the holders of Company Common Stock from a financial point of view than the Merger (based on the written opinion, with only customary qualifications, of the Company’s independent financial advisor), taking into account all the terms and conditions of such proposal and this Agreement, and the identity and nature of the third party making such proposal and (ii) that is reasonably likely to be completed on a timely basis, taking into account all financial, regulatory, legal and other aspects of such proposal, including any unsatisfied conditions thereto.
          (g) Without limiting the generality of the foregoing, the Company agrees that any action inconsistent with any of the provisions of this Section 5.02 by any Company Subsidiary or any Representative of the Company or of any Company Subsidiary, acting in such capacity, shall constitute a breach of this Section 5.02 by the Company.
ARTICLE VI
Additional Agreements
          SECTION 6.01. Preparation of Proxy Statement; Shareholders Meeting.
          (a) The Company shall, at Parent’s request, as soon as practicable (and in any event within 10 business days) following the date of this Agreement , prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. If at any time prior to receipt of the Company Shareholder Approval there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its shareholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. The Company shall use its best efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after filing with the SEC.
          (b) The Company shall, as soon as practicable following the date of this Agreement, duly call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders Meeting”) for the purpose of seeking the Company Shareholder Approval. The Company shall, through the Company Board, recommend to its shareholders that they give the Company Shareholder Approval, and shall take all lawful action to solicit such approval, except to the extent that the Company Board has withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 5.02(c). The Company shall not adjourn or postpone such meeting, except with Parent’s consent or as required by applicable Law.
          SECTION 6.02. Access to Information; Confidentiality. The Company shall, and shall cause each Company Subsidiary to, afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, (a) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that either party may withhold any document or information to comply with the Antitrust Laws (as defined in Section 6.03(c)) or to avoid liability under any applicable anti-cartel law, whether criminal or civil or the terms of a confidentiality agreement with a third party and (b) use best efforts to cooperate with all reasonable requests of Parent for the purpose of planning the post-Closing integration of Parent and the Company, including (i) directing its executives and officers to use best efforts to assist and cooperate with Parent in undertaking integration planning activities, (ii) if requested by Parent, appointing an overall integration planning coordinator, and designating liaisons for functional and geographic units and (iii) cooperating in communications to and, at Parent’s request, facilitating meetings with customers, suppliers, business partners (including GE) and employees. If any material is withheld by any party pursuant to the proviso in Section 6.02(a)(ii), such party shall inform the other party as to the general nature of what is being withheld, consult, in good faith, with the other party on whether adequate safeguards can be established to permit the exchange of information, and, to the extent any information is subject to a confidentiality agreement, use best efforts to obtain any third party consents required for disclosure. All information exchanged pursuant to this Section 6.02 shall be subject to the confidentiality agreement dated May 16, 2008, between the Company and Parent (the “Confidentiality Agreement”). Neither any investigation nor any receipt of information by or on behalf of Parent shall operate as a waiver, or otherwise limit or affect in any respect, any representation or warranty of the Company or any covenant or other provision in this Agreement.
          SECTION 6.03. Best Efforts; Notification. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 5.02(c), the Company Board approves or recommends a Superior Company Proposal in compliance with Section 5.02, each of the parties shall use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties (although, in the case of the Company, any material financial or other concession offered in consideration of such a consent, approval or waiver shall be subject to the written prior consent of Parent, not to be unreasonably withheld), (iii) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, the Company and the Company Board shall (x) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger or this Agreement and (y) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger. Notwithstanding the foregoing, the Company and its Representatives shall not be prohibited under this Section 6.03(a) from taking any action permitted by Section 5.02.
          (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.
          (c) Nothing in Section 6.03(a) shall require Parent to dispose of any of its assets or to limit its freedom of action with respect to any of its businesses, or to consent to any disposition of the Company’s assets or limits on the Company’s freedom of action with respect to any of its businesses, or to commit or agree to any of the foregoing, and nothing in Section 6.03(a) shall authorize the Company to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations to remove any impediments to the Merger relating to the HSR Act, the EC Merger Regulation, the Canadian Investment Regulation or other antitrust, competition or premerger notification, trade regulation law, regulation or order (“Antitrust Laws”) or to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding relating to Antitrust Laws, other than dispositions, limitations or consents, commitments or agreements with respect to the Company’s businesses, assets or operations that in each such case may be conditioned upon the consummation of the Merger, is conducted with Parent’s prior written consent, not to be unreasonably withheld, and that has not had and is not reasonably expected, individually or in the aggregate, to have a Company Material Adverse Effect.
          (d) To the extent permitted by applicable Law: (i) the parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any of the Antitrust Laws, (ii) each party shall notify the other promptly upon the receipt of any comments from any official of a Governmental Entity in connection with any filings made pursuant to any Antitrust Law or any request by such official for an amendment or supplement to any filings made pursuant to, or information provided to comply with, applicable Law and (iii) to the extent reasonably practicable, neither the Company nor Parent shall, nor shall they permit their respective Representatives to, participate independently in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it first consults with the other party and, to the extent not prohibited by such Governmental Entity, gives the other party an opportunity to attend and participate.
          SECTION 6.04. Company Equity Awards and Long-Term Incentive Awards. (a) As soon as reasonably practicable following the date of this Agreement (and in any event prior to the date of the Company Shareholders Meeting), the Company Board (or, if appropriate, any committee administering any Company Stock Plan or other Company Benefit Plan that provides long-term incentive compensation) shall adopt such resolutions and take such other actions pursuant to its administrative authority under the Company Stock Plans to provide that, at the Effective Time:
     (i) each unexercised Company Stock Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Stock Option becoming entitled to receive an amount in cash equal to (A) the excess, if any, of (1) the Merger Consideration over (2) the exercise price per share of Company Common Stock subject to such Company Stock Option, multiplied by (B) the number of shares of Company Common Stock subject to such Company Stock Option;
     (ii) each share of Company Restricted Stock that is outstanding as of the Effective Time shall become fully vested, with the holder of each such share of Company Restricted Stock becoming entitled to receive an amount in cash equal to the Merger Consideration in accordance with, and subject to, Article II;
     (iii) each performance unit award, denominated as $1, granted by the Company that is subject to performance-based vesting or delivery requirements (such performance unit awards, the “Company Performance Unit Awards”) that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company Performance Unit Award becoming entitled to receive an amount in cash equal to the value of the target number of units subject to such Company Performance Unit Award as of the Effective Time;
     (iv) each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company RSU becoming entitled to receive an amount in cash equal to the Merger Consideration; and
     (v) each Company DSU that is outstanding immediately prior to the Effective Time shall be canceled, with the holder of each such Company DSU becoming entitled to receive an amount in cash equal to the Merger Consideration.
Parent shall cause all amounts payable pursuant to this Section 6.04(a), subject to Section 2.02(g), to be paid as promptly as practicable following the Effective Time, without interest; provided, however, that the payment with respect to Company DSUs shall be paid in accordance with the applicable Company Stock Plan governing such Company DSUs. The Company shall provide notice (in a form reasonably satisfactory to Parent) to each holder of an outstanding equity award or long-term incentive award describing the treatment of such award as provided in this Section 6.04(a).
          (b) As of the Effective Time, each Company Stock Equivalent issued under a Specified Deferred Compensation Plan that is outstanding immediately prior to the Effective Time shall cease to represent the right to the equivalent in value and rate of return to a share of Company Common Stock and shall instead be converted into the right to receive an amount in cash equal to the Merger Consideration (such amount, the “Stock Equivalent Amount”). Following the Effective Time, the Surviving Corporation shall credit such Stock Equivalent Amounts, which credits may then be notionally reinvested, in each case in accordance with the terms of the applicable Specified Deferred

Compensation Plan, and paid to participants in the Specified Deferred Compensation Plans in accordance with such plans’ terms.
          SECTION 6.05. Benefit Plans. (a) For a period of one year after the Effective Time, Parent shall either (i) maintain or cause the Surviving Corporation (or in the case of a transfer of all or substantially all the assets and business of the Surviving Corporation, its successors and assigns) to maintain the Company Benefit Plans (other than plans providing for the issuance of Company Common Stock or any derivative securities or otherwise based on the value of Company Common Stock) at the benefit levels in effect as of the Effective Time and to provide other compensation to employees of the Company and the Company Subsidiaries employed by Parent, the Surviving Corporation or any of their respective subsidiaries (the “Company Employees”) that is not less favorable in the aggregate than the compensation provided to such employees by the Company and the Company Subsidiaries as of the Effective Time or (ii) provide or cause the Surviving Corporation (or, in such case, its successors or assigns) to provide compensation and benefits to the Company Employees that, taken as a whole, are substantially comparable in the aggregate to such employees than those provided to such employees as of the Effective Time; provided, that Parent shall not be required to offer to the Company Employees any form of equity compensation awards as a part of such compensation and benefits; provided further that the Company’s current equity compensation programs shall be taken into account when determining substantial comparability.
          (b) Without limiting the generality of Section 6.05(a), from and after the Effective Time, the Surviving Corporation shall honor and continue during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination policies, programs, agreements or arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law.
          (c) Without limiting the generality of Sections 6.05(a) and 6.05(b), during the one-year period following the Effective Time or, if sooner, until all obligations thereunder have been satisfied, the Surviving Corporation shall (i) honor and continue the cash incentive compensation plans, including all sales commission plans, maintained by the Company and its Subsidiaries at the Effective Time (the “Incentive Plans”) pursuant to their respective terms as in effect at the Effective Time with respect to all performance periods thereunder commencing prior to and ending after the Effective Time and (ii) at the times prescribed by the Incentive Plans as in effect at the Effective Time, make payments to the Company Employees in accordance with the applicable terms of the Incentive Plans as in effect at the Effective Time.
          (d) With respect to any “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent or any of its subsidiaries (including any vacation, paid time off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting, benefit accruals and early retirement subsidies, each Company Employee’s service with the Company or any Company Subsidiary (as well as service with any predecessor employer of the Company or any such Company Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Company Subsidiary) shall be treated as service with Parent or any of its subsidiaries; provided, however, that such service need not be recognized to any extent that such recognition would result in any duplication of benefits. Notwithstanding the foregoing, Parent and its subsidiaries shall be required to provide credit for benefit accrual purposes for such service by a Company Employee under a defined benefit pension plan only if (i) such plan is a Company Benefit Plan or (ii) such plan has assumed the assets and/or liabilities of a Company Benefit Plan.
          (e) Parent shall waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its affiliates in which Company Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Company Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate from and after the Effective Time.
          (f) The provisions contained in this Section 6.05 with respect to Company Employees are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any employee, former employee, or any participant in any Company Benefit Plan (or beneficiary of any of the foregoing), including any right to continued (or resumed) employment with Parent, the Surviving Corporation, or any Company Subsidiary, nor, except as set forth in Sections 6.05(b) and 6.05(c), shall the provisions of this Section 6.05 require Parent, the Surviving Corporation or any Company Subsidiary to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any Company Employee, former Company Employee or any other person.
          SECTION 6.06. Indemnification. (a) Parent shall, to the fullest extent permitted by Law, cause the Surviving Corporation to honor all the Company’s obligations to indemnify (including all obligations to advance funds for expenses) the current or former directors or officers of the Company and the Company Subsidiaries for acts or omissions by such directors and officers occurring prior to the Effective Time to the extent that such obligations of the Company exist on the date of this Agreement, whether pursuant to the Company Articles, the Company Code of Regulations, individual indemnity agreements or otherwise, and such obligations shall survive the Merger and shall continue in full force and effect in accordance with the current terms of the

Company Articles, the Company Code of Regulations and such individual indemnity agreements.
          (b) Prior to the Effective Time, the Company shall, and, if the Company is unable to and so requests to Parent at least 20 business days prior to the Closing, Parent shall cause the Surviving Corporation, as of the Effective Time, to obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies, for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any Company Subsidiary by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that the Company shall not, and Parent shall not be required to, make or agree to make premium payments for such “tail” insurance to the extent such premiums exceed 300% of the annual premiums paid by the Company as of the date hereof for D&O Insurance (such 300% amount, the “Maximum Premium”), and in lieu thereof the Company (or Parent, as the case may be) shall obtain the most advantageous policies of directors’ and officers’ insurance obtainable for the Maximum Premium, as reasonably determined by the Company. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, then the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six years from the Effective Time (or until such time as Parent of the Surviving Corporation is able to obtain the “tail” insurance policies as described above) the D&O Insurance with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed the Maximum Premium. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Premium, as reasonably determined by Parent. The Company represents to Parent that the Maximum Premium is $7,539,000.
          (c) From and after the Effective Time, to the fullest extent permitted by Law, Parent shall, and shall cause the Surviving Corporation to, indemnify, defend and hold harmless the present and former officers and directors of the Company and the Company Subsidiaries and any employee of the Company or any Company Subsidiary who acts as a fiduciary under any Company Benefit Plan (each, an “Indemnified Party”) against all losses, claims, damages, liabilities, fees and expenses (including attorneys’ fees and disbursements), judgments, fines and amounts paid in settlement (in the case of settlements, with the approval of the indemnifying party (which approval shall not be unreasonably withheld)) (collectively, “Losses”), as incurred (payable monthly as incurred upon written request, which request shall include reasonable evidence of the Losses set forth therein) to the extent arising from, relating to, or otherwise in respect of, any actual or threatened action, suit, proceeding or investigation, in respect of actions or omissions occurring at or prior to the Effective Time in connection with such Indemnified Party’s duties as an officer or director of the Company or any Company Subsidiary, including with respect to this Agreement and the Merger; provided, however, that an Indemnified Party shall not be entitled to indemnification under this Section 6.06(c) for Losses arising out of actions or omissions by the Indemnified Party constituting (i) a breach of this Agreement, (ii) criminal conduct, (iii) any violation of Federal, state or foreign securities laws or (iv) any action taken primarily for the purpose of personal profit or advantage to which such Indemnified Person was not entitled.
          (d) In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.06.
          (e) The obligations under this Section 6.06 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.06 applies without the consent of such affected indemnitee. It is expressly agreed that the indemnitees to whom this Section 6.06 applies shall be third-party beneficiaries of this Section 6.06 and shall be entitled to enforce the covenants contained herein.
          SECTION 6.07. Fees and Expenses. (a) Except as provided below, all fees and expenses incurred in connection with the Merger and this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.
          (b) The Company shall pay to Parent a fee of $66,700,000 (the “Termination Fee”) if: (i) the Company terminates this Agreement pursuant to Section 8.01(e) or (ii) Parent terminates this Agreement pursuant to Section 8.01(c).
          (c) If this Agreement is terminated by Parent or the Company pursuant to Sections 8.01(b)(iii) or 8.01(d), then the Company shall promptly upon request made from time to time by Parent reimburse Parent, up to an aggregate maximum of $16,000,000, for all reasonable and documented expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been incurred and paid or that may be incurred or become payable by or on behalf of Parent or any of its subsidiaries in connection with this Agreement, including all such expenses in connection with (i) the preparation, negotiation and performance of this Agreement and all related agreements, (ii) any financing arrangements pursued by Parent or Sub in connection therewith, and (iii) Parent’s due diligence investigation with respect to the Company and the Company Subsidiaries.
          (d) The Company shall pay to Parent the Termination Fee, less any amounts actually paid pursuant to Section 6.07(c), if all of the following four conditions are met: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(iii) or 8.01(d), (ii) prior to the Company Shareholders Meeting a Company Takeover Proposal has been publicly disclosed, announced, commenced, submitted or made, or any person has publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, and, as of the date five business days prior to the date of the Company Shareholders Meeting, such Company Takeover Proposal or announced intention has not been publicly withdrawn without qualification, (iii) at the Company Shareholders Meeting the Company Shareholder Approval is not obtained and (iv) on or prior to the first anniversary of such termination, either (A) a Company Takeover Proposal is consummated or (B) a definitive agreement relating to a Company Takeover Proposal is entered into and thereafter (whether before or after such first anniversary) such Company Takeover Proposal is consummated. For purposes of this Section 6.07(d), all references to “15%” in the definition of Company Takeover Proposal shall be replaced with “50%”.
          (e) The Company shall pay to Parent the Termination Fee if all of the following five conditions are met: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.01(b)(i), (ii) prior to such termination a Company Takeover Proposal has been publicly disclosed, announced, commenced, submitted or made, or any person shall have publicly announced an intention (whether or not conditional) to make a Company Takeover Proposal, (iii) at the time of such termination the conditions set forth at Sections 7.01(b), 7.01(c) and 7.03 are satisfied, (iv) at the time of such termination the condition set forth in Section 7.01(a) is not satisfied, and (v) on or prior to the first anniversary of such termination, either (A) a Company Takeover Proposal is consummated or (B) a definitive agreement relating to a Company Takeover Proposal is entered into and thereafter (whether before or after such first anniversary) such Company Takeover Proposal is consummated. For purposes of this Section 6.07(e), all references to “15%” in the definition of Company Takeover Proposal shall be replaced with “50%”.
          (f) Any Termination Fee shall be paid in immediately available funds as promptly as practicable, and in any event within two business days, after the date of the event giving rise to the obligation to make such payment, unless the Termination Fee is payable as a result of a termination pursuant to Section 6.07(b)(i), in which case, the Termination Fee shall be payable prior to and as a condition to the termination.
          (g) The parties acknowledge and agree that the provisions for payment of the Termination Fee are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Parent to enter into this Agreement and to reimburse Parent for incurring the costs and expenses related to entering into this Agreement. If the Company fails to pay when due any amount payable under this Section 6.07, then: (i) the Company shall reimburse Parent for all reasonable and documented costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 6.07; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to other party in full) at a rate per annum of 350 basis points over the “prime rate” (as announced by Bank of America, N.A. or any successor thereto) in effect on the date such overdue amount was originally required to be paid.
          (h) Notwithstanding anything in this Agreement to the contrary, payment by the Company to Parent of the Termination Fee, in circumstances where the Company is required hereby to pay the Termination Fee pursuant to the relevant Section of this Agreement, shall constitute the sole and exclusive remedy of Parent and Sub with respect to any and all claims, of whatever nature and whenever arising, relating to or arising out of this Agreement or the Merger.
          SECTION 6.08. Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases, public statements or similar announcements, communications, notices and disclosures with respect to this Agreement or the Merger, including announcements, communications, notices and disclosures made to or for shareholders, investors, employees, customers, suppliers and business partners, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange, and shall coordinate and cooperate with each other regarding any such press releases, public statements or similar announcements, communications, notices and disclosures.
          SECTION 6.09. Transfer Taxes. All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the Merger shall be paid by either Sub or the Surviving Corporation, and the Company and the Surviving Corporation shall cooperate with Sub and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.
          SECTION 6.10. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and its directors relating to the Merger or this Agreement; provided, however, that no such settlement shall be agreed to without Parent’s consent, which shall not be unreasonably withheld.

ARTICLE VII
Conditions Precedent
          SECTION 7.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
     (a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.
     (b) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act, the EC Merger Regulation or the Competition Act (Canada) shall have been terminated, waived or shall have expired. In Canada, the Commissioner of Competition, pursuant to the Competition Act (Canada), shall have issued either an Advance Ruling Certificate or “no action” letter to Parent in respect of the Merger, on terms and in a form reasonably satisfactory to Parent. Any consents, approvals and filings under any foreign antitrust or investment control Law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.
     (c) No Injunctions or Restraints. No order, decree or ruling issued by any Government Entity of competent jurisdiction or other Law preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.03, each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such judgment that may be entered.
          SECTION 7.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company (i) in this Agreement, other than the representations expressly referenced below, shall be true and correct, disregarding all qualifications and exceptions contained therein related to “materiality” or “Company Material Adverse Effect”, other than for such failures to be true and correct that, individually and in the aggregate, have not had and are not reasonably expected to have a Company Material Adverse Effect; (ii) in Sections 3.07 and 3.08(i) shall be true and correct in all respects; (iii) in Section 3.03 shall be true and correct in all respects other than for such failures to be true and correct that are de minimis in the aggregate; and (iv) in Sections 3.04, 3.08(ii), 3.08(iii), 3.19 and 3.20 shall be true and correct in all material respects, in each of the above clauses (i) - (iv) as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in such respects as indicated above, on and as of such earlier date). Parent shall have received a certificate signed on behalf of the Company by the Company’s chief executive officer or chief financial officer, to such effect.
     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.
          SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:
     (a) Representations and Warranties. The representations and warranties of Parent and Sub in this Agreement shall be true and correct, disregarding all qualifications and exceptions contained therein related to “materiality” or “Parent Material Adverse Effect”, as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all respects, on and as of such earlier date), other than for such failures to be true and correct that, individually and in the aggregate, have not had and are not reasonably expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Sub by an authorized person to such effect.
     (b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by each of them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Sub by an authorized person to such effect.
ARTICLE VIII
Termination, Amendment and Waiver
          SECTION 8.01. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after receipt of Company Shareholder Approval:
          (a) by mutual written consent of Parent, Sub and the Company;
          (b) by either Parent or the Company:
     (i) if the Merger is not consummated on or before February 1, 2009, unless the failure to consummate the Merger is the result of a breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal Law, order, decree, judgment, injunction, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger, but in any event not to a date later than May 1, 2009;
     (ii) any Governmental Entity of competent jurisdiction issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;
     (iii) if, at the Company Shareholders Meeting or as of any adjournment or postponement thereof, the Company Shareholder Approval is not obtained; or
     (iv) if a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement shall have occurred which would cause any of the conditions set forth in Sections 7.02(a) and 7.02(b), in the case of breaches by the Company, or Sections 7.03(a) and 7.03(b), in the case of breaches by Parent or Sub, not to be satisfied, and such breach is not cured within thirty days after notice thereof or is not capable of being cured prior to February 1, 2009;
     (c) by Parent if the Company Board or any committee thereof withdraws or modifies, in a manner adverse to Parent or Sub, or proposes publicly to withdraw or modify, in a manner adverse to Parent or Sub, its approval or recommendation of this Agreement or the Merger; fails to recommend to the Company’s shareholders that they give the Company Shareholder Approval; approves or recommends, or proposes publicly to approve or recommend, any Company Takeover Proposal (including any Superior Company Proposal); or fails to recommend to the Company’s shareholders, within 10 business days after the commencement of any tender or exchange offer relating to the Company Common Stock, that the shareholders reject such tender or exchange offer;
     (d) by Parent if the Company or any Company Subsidiary breaches Section 5.02 in any material respect; or
     (e) by the Company, prior to the Company Shareholders Meeting, in accordance with Section 8.05; provided, however, that the Company shall have complied with all provisions thereof and of Section 5.02, including the notice provisions therein.
          SECTION 8.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than Section 3.15, Section 4.07, the second to last sentence of Section 6.02, Section 6.07, this Section 8.02 and Article IX, which provisions shall survive such termination, and except that no such termination shall relieve any party hereto from liability for any breach of any representation, warranty or covenant set forth in this Agreement.
          SECTION 8.03. Amendment. This Agreement may be amended by the parties at any time before or after receipt of the Company Shareholder Approval; provided, however, that (i) after receipt of the Company Shareholder Approval, there shall be made no amendment that by Law requires further approval by the shareholders of the Company without the further approval of such shareholders, (ii) no amendment shall be made to this Agreement after the Effective Time, and (iii) except as provided above no amendment of this Agreement by the Company shall require the approval of the shareholders of the Company. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
          SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions contained in this Agreement. Subject to the proviso in Section 8.03, no extension or waiver by the Company shall require the approval of the shareholders of the Company. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.
          SECTION 8.05. Procedure for Termination. The Company may terminate this Agreement pursuant to Section 8.01(e) only if (i) the Company Board shall have approved or recommended a Superior Company Proposal in compliance in all material respects with Section 5.02(c) (and has not otherwise breached in any material respect any provision of Section 5.02), (ii) the Company has previously paid the Termination Fee due under Section 6.07(b), and (iii) immediately after the termination of this Agreement the Company enters into a definitive agreement with the person making such Superior Company Proposal providing for such Superior Company Proposal in the form provided to Parent pursuant to Section 5.02(c).
ARTICLE IX
General Provisions
          SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          SECTION 9.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt), sent by a nationally recognized overnight courier service (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
          (a) if to Parent or Sub, to:
Ricoh Company, Ltd.
Ricoh Building, 8-13-1, Ginza,
Chuo-ku, Tokyo 104-8222, Japan
Fax: 813-3543-9350
Attention: Takahisa Yokoo, Senior Manager, Regional Business
Support Center, International Business Group
with a copy to:
Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-0005
Fax: 813-3214-6512
Attention: Ken Siegel, Esq.
          (b) if to the Company, to:
IKON Office Solutions, Inc.
70 Valley Stream Parkway
Malvern, PA 19355-0989
U.S.A.
Fax: 610-408-7264
Attention: Mark Hershey, Senior Vice President, General Counsel and Secretary
with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Fax: 212-474-3700
Attention: Richard Hall, Esq.

          SECTION 9.03. Definitions. For purposes of this Agreement:
          An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.
          A “Company Material Adverse Effect” means any circumstance, state of facts, occurrence, event, change, effect or development that, individually or in the aggregate, has had, or is reasonably expected to have, a material adverse effect on (a) the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement or consummate the Merger in the manner contemplated by this Agreement; provided, however, that with respect to clause (a) above the effects of any Excluded Event shall not be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect. An “Excluded Event” means any of the following occurring after the date hereof: (i) any change, development, event or occurrence in capital market conditions generally or general economic conditions, in each case in the United States or any foreign jurisdiction, including with respect to interest rates or currency exchange rates, (ii) any change, development, event or occurrence in geopolitical conditions, the outbreak or escalation of hostilities, any act of war or any act of terrorism, (iii) any hurricane, tornado, flood, earthquake or other natural disaster, (iv) any change (or proposed change) in applicable Law or GAAP (or authoritative interpretation thereof), (v) any change in general legal, regulatory, political, economic or business conditions in the imaging and document management industries, (vi) any failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or changes in the market price, credit rating or trading volume of the Company’s securities (it being understood that the underlying facts giving rise or contributing to such failure or change and the other effects thereof shall not be excluded pursuant to this clause (vi)), (vii) the announcement and pendency of this Agreement and the Merger, including any pending or threatened lawsuit, action or proceeding in respect hereof, (viii) any threatened or actual loss of or change in relationship, or other adverse occurrence, with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Company or any of the Company Subsidiaries, and (ix) any action or failure to act on the part of the Company, any of the Company Subsidiaries or any of its or their Representatives required by this Agreement (other than as required by the first sentence of Section 5.01(a)) or requested or consented to in writing by Parent, provided, however, that none of the circumstances described in clauses (i) — (v) above shall constitute Excluded Events, and accordingly the circumstances described in such clauses shall be taken into account in determining whether there has been, or is reasonably expected to be, a Company Material Adverse Effect, if any such circumstances have, or are reasonably expected to have, alone or in the aggregate, a disproportionate impact on the Company or any Company Subsidiary relative to other companies in the imaging and document management industries.

          “knowledge of the Company” means the actual knowledge of the following persons: Matthew Espe, Mark Hershey, Jeffrey Hickling, Tracey Rothenberger, Donna Venable and Robert F. Woods.
          A “Parent Material Adverse Effect” means, with respect to Parent and Sub, an effect, event or change which would reasonably be expected to prevent or materially impair or delay the ability of Parent and/or Sub to perform their respective obligations under this Agreement.
          A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.
          A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.
          SECTION 9.04. Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Any matter disclosed in any section of the Company Disclosure Letter shall be deemed disclosed for each other section of the Company Disclosure Letter to the extent the relevance thereof is reasonably apparent on the face of such disclosure.
          SECTION 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.
          SECTION 9.06. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          SECTION 9.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter and the Parent Disclosure Letter, (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement; provided, however, that the Confidentiality Agreement shall remain in force in accordance with its terms until the earlier of the Effective Time and the expiration date provided for in the Confidentiality Agreement, and (b) except for Section 6.06, are not intended to confer upon any person other than the parties any rights or remedies. Notwithstanding clause (b) of the immediately preceding sentence, following the Effective Time the provisions of Article II shall be enforceable by holders of Certificates.
          SECTION 9.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the provisions of the OGCL are mandatorily applicable to the Merger.
          SECTION 9.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
          SECTION 9.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court sitting in the State of New York located in New York County or, if such Federal court does not have proper jurisdiction, in any New York state court located in New York County, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court sitting in the State of New York located in New York County in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or the Merger in any court other than any Federal court sitting in the State of New York located in New York County or, if such Federal court does not have proper jurisdiction, in any New York state court located in New York County, and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or the Merger.

          SECTION 9.11. Index of Defined Terms.

DEFINED TERM	SECTION
Acceptable Confidentiality Agreement	5.02(f)
affiliate	9.03
Antitrust Laws	6.03(c)
Canadian Investment Regulations	3.05(b)(i)(D)
Certificate of Merger	1.03
Certificates	2.02(b)
Closing	1.02
Closing Date	1.02
Code	3.11(a)
Company	Preamble
Company 401(k) Plan	3.03
Company Articles	3.01
Company Benefit Agreement	3.11(h)
Company Benefit Plan	3.11(h)
Company Board	3.04(b)
Company Code of Regulations	3.01
Company Common Stock	Preamble
Company Confidentiality Agreement	5.02(f)
Company Contracts	3.14(a)
Company Disclosure Letter	Article III Preamble
Company DSUs	3.03(iii)(C)
Company Employees	6.05(a)(i)
Company Leased Real Property	3.16(a)(iii)
Company Material Adverse Effect	9.03
Company Pension Plans	3.11(a)
Company Performance Unit Awards	6.04(a)(iii)
Company Permits	3.05(c)(i)
Company Preferred Stock	3.03
Company Restricted Stock	3.03(i)
Company RSUs	3.03(iii)(B)
Company SEC Documents	Article III Preamble
Company Shareholder Approval	3.04(c)
Company Shareholders Meeting	6.01(b)
Company Stock Equivalents	3.03(iv)
Company Stock Options	3.03(iii)(A)
Company Stock Plans	3.03(iii)
Company Subsidiary	3.01
Company Takeover Proposal	5.02(f)
Confidentiality Agreement	6.02
Consent	3.05(b)

DEFINED TERM	SECTION
Contract	3.05(a)(ii)
D&O Insurance	6.06(b)
Dissenting Shares	2.01(d)(i)
EC Merger Regulation	3.05(b)(i)(C)
Effective Time	1.03
Environmental Laws	3.18(c)(i)
ERISA	3.11(a)
ERISA Affiliate	3.11(d)
Exchange Act	3.05(b)(ii)(B)
Exchange Fund	2.02(a)
Excluded Event	9.03
GAAP	3.06(b)
GE	3.14(a)(v)
Goldman Sachs	3.20
Governmental Entity	3.05(b)
Governmental Regulations	3.16(b)
Hazardous Substances	3.18(c)(ii)
HSR Act	3.05(b)(i)(B)
Incentive Plans	6.05(c)(i)
Indemnified Party	6.06(c)
International Plan	3.11(i)
IP Rights	3.15
Judgment	3.05(a)(iii)
knowledge of the Company	9.03
Law	3.05(a)(iii)
Lease	3.16(a)
Legal Proceedings	3.12
Liens	3.02(a)
Losses	6.06(c)
Major Supplier Contract	3.14(a)(vii)
Maximum Premium	6.06(b)
Merger	Preamble
Merger Consideration	2.01(c)(ii)
Multiemployer Plan	3.11(h)(i)
OGCL	1.01
Parent	Preamble
Parent Disclosure Letter	4.04(b)(vii)
Parent Material Adverse Effect	9.03
Paying Agent	2.02(a)
PBGC	3.11(f)(iii)
person	9.03
Proxy Statement	3.05(b)(ii)(A)
Real Estate	3.16(a)(i)

DEFINED TERM	SECTION
Representatives	5.02(a)
Sarbanes Oxley Act	3.06(c)(i)
SEC	Article III Preamble
Significant Company Subsidiary	3.01
Software	3.15
Specified Deferred Compensation Plans	3.03(iv)
Stock Equivalent Amount	6.04(b)
Sub	Preamble
subsidiary	9.03
Superior Company Proposal	5.02(f)
Surviving Corporation	1.01
Tax Return	3.09(e)
Taxes	3.09(e)
Termination Fee	6.07(b)
Transfer Taxes	6.09
Voting Company Debt	3.03
[Space left intentionally blank. Signature page follows.]

     IN WITNESS WHEREOF, Parent, Sub and the Company have duly executed this Agreement, all as of the date first written above.

RICOH COMPANY, LTD.,
by	/s/ Kazuo Togashi
	Name:	Kazuo Togashi
	Title:	Senior Vice President

KEYSTONE ACQUISITION, INC.,
by	/s/ Katsumi Yoshida
	Name:	Katsumi Yoshida
	Title:	President

IKON OFFICE SOLUTIONS, INC.,
by	/s/ Matthew J. Espe
	Name:	Matthew J. Espe
	Title:	Chairman and Chief Executive Officer

[Agreement and Plan of Merger — Signature Page]